INVESTOR CONTACT: David Dahlstrom (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Media Relations (507) 437-5345 media@hormel.com
HORMEL FOODS REPORTS SECOND QUARTER FISCAL 2023 RESULTS
The Company reaffirms full-year net sales and earnings guidance and announces progress on key initiatives.

AUSTIN, Minn. (June 1, 2023) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, today reported results for the second quarter of fiscal 2023. All comparisons are to the second quarter of fiscal 2022 unless otherwise noted.

EXECUTIVE SUMMARY — SECOND QUARTER
•Net sales of $3.0 billion
•Operating income of $296 million
•Operating margin of 9.9%
•Earnings before income taxes of $279 million
•Effective tax rate of 22.1%
•Diluted net earnings per share of $0.40
•Cash flow from operations of $208 million

EXECUTIVE COMMENTARY
"We had clear priorities heading into the second quarter, and our results demonstrate our team's ability to execute on those commitments, deliver results in line with our expectations for the quarter, and most importantly, keep us on track to drive growth in the back half of the year," said Jim Snee, chairman of the board, president and chief executive officer. "We made progress during the quarter to address inventory levels, stabilize the Planters® snack nuts business and continue the implementation of our GoFWD operating model. Additionally, our fill rates experienced another quarter of meaningful improvement and are now approaching pre-pandemic levels, a credit to our supply chain team and the strategic investments we have made in our business."

"As expected, strong bottom-line growth from the Foodservice segment during the quarter and the benefit from cost relief in certain areas were offset by lower results from the Retail and International segments," Snee said. "Again this quarter, we leveraged our long-standing relationships, differentiated product portfolio and direct sales team to drive growth for our Foodservice business. In our Retail segment, we continued to benefit from pricing actions and the strength of our leading brands, helping to offset the impact of unfavorable mix and higher operating costs. While our International segment remained challenged, primarily due to a slower-than-expected recovery in China and less turkey available for export, the team drove excellent growth for the SKIPPY® and Planters® brands during the quarter. We also experienced a direct benefit from our multiyear efforts to align resources to our value-added platforms and reduce our exposure to commodity businesses. These actions will continue as part of our evolution as a global branded food company."

OUTLOOK
“We expect sales and earnings growth in the back half of the year,” Snee said. "We anticipate continued growth from our Foodservice segment and an inflection in our International segment to be the primary drivers for growth. All of our businesses are expected to benefit from higher turkey volumes and improved fill rates in key categories, such as bacon, pepperoni, snack nuts, and for our SPAM® family of products. Coupled with the progress we have made on GoFWD — including standing up Brand Fuel, restructuring our sales teams and resourcing our marketing teams to better support our leading brands — we remain confident in our growth outlook as we continue to meet the needs of our customers, consumers and operators in this dynamic environment. We are also focused on a number of projects aimed at reducing costs and complexity to improve our margin structure. We expect to start seeing a return from these projects by the fourth quarter. We are encouraged by the progress we have made and our team's sense of urgency to address the near-term challenges impacting the business."

The Company is reaffirming its previously communicated sales and earnings guidance ranges for the full year. For fiscal 2023, the Company expects net sales growth of 1% to 3% compared to the prior year and full-year diluted net earnings per share to be $1.70 to $1.82.

UPDATE ON STRATEGIC PRIORITIES
Protect & grow our core brands
•We grew volume and sales in the marketplace1 on many core product lines, including Hormel® Square TableTM entrees, Hormel® Black Label® raw bacon and our chili portfolio. To further support our growth in the refrigerated entrees category, we launched two new flavors in partnership with the MegaMex Foods team and Herdez® brand — HerdezTM carnitas slow-cooked pork and HerdezTM chicken shredded in mild chipotle sauce.
•We expect a strong finish to the year for our SPAM® family of products, supported by the national launch of SPAM® maple, the relaunch of our 7-ounce offering and our latest investment in additional production capacity.
•The Hormel® Black Label® brand was the only national bacon brand to increase household penetration over the last six months,3 growing volume 22%4 during the most recent quarter.

Amplify scale in snacking & entertaining
•The Planters® brand saw shipments increase 8% for the quarter,2 aided in part by strong promotional execution. We also launched three new flavored cashew items — rosemary and sea salt, cinnamon and brown sugar, and dill pickle — which will be supported with a national advertising campaign this summer.
•Columbus® charcuterie tasting boards grew volume, sales and share during the most recent quarter.1 Additionally, this item won the appetizer category for Product of the Year Canada.

Enhance growth of our ethnic & Food Forward portfolios
•The MegaMex Foods team grew or maintained dollar and volume share1 in the salsa, sauces and refrigerated guacamole categories behind the Herdez®, WHOLLY®, CHI-CHI'S® and Doña Maria® brands.
•The Herdez® brand expanded its refrigerated-dip portfolio with mild, medium and chipotle varieties. These traditional refrigerated salsas are created with simple ingredients such as tomatoes, onions, garlic and jalapeño peppers.
•Our Applegate® products grew dollar sales 4% in the most recent quarter, with sales increases recorded in four of five key categories.5

Expand leadership in foodservice
•For the first half of the year, our team grew volume across many product categories designed to minimize labor, simplify food preparation, save time and preserve flexibility, including premium bacon and breakfast sausage, sliced meats and our line of premium prepared proteins.2
•With the growing popularity of cupping pepperoni, we introduced Fontanini® cup-and-char sausage at the 2023 International Pizza Expo and Conference held in Las Vegas, Nevada.

Aggressively develop our global presence
•SKIPPY® peanut butter has achieved the No. 1 share position6 in Mexico. SKIPPY® peanut butter has also achieved the No. 1 share position in the Philippines7 by working with our partner, San Miguel, to build our presence in the country.
•Garudafood delivered returns in line with expectations during our first quarter of minority ownership. We look forward to expanding our business in Indonesia and Southeast Asia, further leveraging the strengths and capabilities of both companies.
•Our multinational business in Brazil, which houses our Ceratti® branded portfolio, was named one of the 10 most agile companies at the Brazil Agility Awards in Sao Paulo, Brazil.

Continue to transform our company
•We continued to make progress implementing our GoFWD operating model. We are also advancing the supply chain workstream of Project Orion, our multiyear strategic initiative to modernize our technology, systems and operations.
•We launched The Originate Initiative to showcase our approach to enterprisewide innovation, as well as information from the company’s newest center of excellence, Brand Fuel, which works to ensure that company decisions and investments are guided by insightful market analysis and a deep understanding of where and how consumers shop and eat.
•Our e-commerce sales grew 9% during the first half of the year, led by products such as Planters® snack nuts, SKIPPY® peanut butter, Hormel® pepperoni and Hormel® chili.8

SEGMENT HIGHLIGHTS – SECOND QUARTER
Volume and net sales declined for each segment partially due to lower turkey availability as a result of the ongoing impacts of highly pathogenic avian influenza in the company's vertically integrated turkey supply chain.

Retail
•Volume down 7%
•Net sales down 4%
•Segment profit down 19%

Net sales growth from the global flavors vertical was more than offset by lower net sales across the other retail verticals. Brands and products such as Hormel® chili, SKIPPY®, Hormel® pepperoni, WHOLLY®, Applegate® frozen items, Hormel® Square TableTM, Hormel® Gatherings®, La Victoria®, Herdez®, Dinty Moore® and Mary Kitchen® delivered net sales growth compared to the prior year. Additionally, Planters® snack nuts and Hormel® Black Label® bacon grew volume during the quarter, partially overcoming the headwind from lower turkey volumes, the impact of elasticities related to pricing actions and lower contract manufacturing volumes. Segment profit declined due to the impact of lower net sales, unfavorable mix and higher operating costs, partially offset by the benefit from pricing actions across the portfolio, higher equity in earnings from MegaMex Foods and improved results for the bacon business.

Foodservice
•Volume down 1%
•Net sales down 3%
•Segment profit up 7%

Volume and net sales growth in the sliced meats, pizza toppings and premium breakfast sausage categories was more than offset by the impact of lower turkey volumes and lower net pricing in certain categories, such as bacon, reflecting raw material commodity deflation. Brands such as Cafe H®, Hormel® Bacon 1TM, Old Smokehouse® and Hormel® Fire BraisedTM also delivered volume gains compared to the prior year. Segment profit increased primarily due to improved mix across the portfolio.

International
•Volume down 4%
•Net sales down 3%
•Segment profit down 50%

Volume and net sales growth from the SKIPPY® and Planters® brands, in addition to strong growth in Brazil, was more than offset by lower commodity turkey export sales and lower results in China. Foodservice sales in China improved sequentially throughout the second quarter, helping offset the difficult comparison to retail pantry loading and sales to food-security programs last year. Segment profit declined significantly due to lower sales in China and lower turkey export sales.

SELECTED FINANCIAL DETAILS
•For the second quarter, advertising spend was $35 million, compared to $39 million last year. The Company expects full-year advertising expense to increase compared to the prior year.
•The effective tax rate was 22.1%, compared to 18.7% for the previous year. Last year's rate benefited from higher stock option exercises. The effective tax rate for fiscal 2023 is expected to be between 21.0% and 23.0%.
•Capital expenditures were $54 million, compared to $78 million last year. The Company's target for capital expenditures in fiscal 2023 is now $280 million.
•Depreciation and amortization expense was $71 million, compared to $62 million last year. The full-year expense is expected to be approximately $285 million.
•Share repurchases for the second quarter totaled $12 million, representing 0.3 million shares purchased.

PRESENTATION
A conference call will be webcast at 8 a.m. CT on June 1, 2023. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-886-7786 (toll-free) or 416-764-8658 (international). An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CT, June 1, 2023, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, WHOLLY®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The Company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the "Global 2000 World's Best Employers" list by Forbes magazine for three years, is one of Fortune magazine's most admired companies, has appeared on the "100 Best Corporate Citizens" list by 3BL Media 13 times, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The Company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world's most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; the COVID-19 pandemic; risks associated with acquisitions and divestitures; potential disruption of operations including at co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; risk of loss of a material contract; the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks or security breaches; deterioration of labor relations, labor availability or increases to labor costs; general risks of the food industry, including food contamination; outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products; damage to the Company's reputation or brand image; climate change, or legal, regulatory, or market measures to address climate change; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulations and potential environmental litigation; and risks arising from the Company’s foreign operations. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at www.hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

END NOTES
1Circana Total US MULO, 13 weeks ended 4/23/2023
2Internal Data
3Circana Total US MULO, 26 weeks ended 4/23/2023
4Circana Scan Panel; Total US All Outlet, 13 weeks ended 4/23/2023
5Nielsen, Total US xAOC, dollar sales for 12 weeks ended 4/22/2023; category growth for 12 weeks ended 4/29/2023
6NielsenIQ Retail Measurement, MX-Hormel-Untables-ST, Entire Dataset, YTD 5/7/2023
7Kantar, Total Channels, Total Peanut Butter, Total Philippines, 52 weeks ended 3/26/2023
8Retailer POS aggregated, latest 26 weeks ending 04/30/23

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Quarter Ended
	April 30, 2023	May 1, 2022	% Change
Volume (lbs.)
Retail	766,330	824,539	(7.1)
Foodservice	254,575	257,914	(1.3)
International	78,659	81,745	(3.8)
Total	1,099,563	1,164,198	(5.6)

Net Sales
Retail	$1,916,243	$2,000,695	(4.2)
Foodservice	881,441	909,872	(3.1)
International	179,955	185,992	(3.2)
Total	$2,977,639	$3,096,559	(3.8)

Segment Profit
Retail	$153,226	$190,186	(19.4)
Foodservice	145,399	135,927	7.0
International	13,595	27,130	(49.9)
Total Segment Profit	312,220	353,243	(11.6)
Net Unallocated Expense	33,356	31,436	6.1
Noncontrolling Interest	(24)	62	(138.3)
Earnings Before Income Taxes	$278,839	$321,868	(13.4)

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Six Months Ended
	April 30, 2023	May 1, 2022	% Change
Volume (lbs.)
Retail	1,519,217	1,693,478	(10.3)
Foodservice	491,662	510,164	(3.6)
International	150,896	165,429	(8.8)
Total	2,161,774	2,369,070	(8.8)

Net Sales
Retail	$3,874,040	$3,996,591	(3.1)
Foodservice	1,716,191	1,764,066	(2.7)
International	358,400	380,260	(5.7)
Total	$5,948,632	$6,140,917	(3.1)

Segment Profit
Retail	$307,903	$359,888	(14.4)
Foodservice	281,841	270,685	4.1
International	33,500	54,369	(38.4)
Total Segment Profit	623,244	684,941	(9.0)
Net Unallocated Expense	63,111	54,370	16.1
Noncontrolling Interest	(92)	201	(146.0)
Earnings Before Income Taxes	$560,041	$630,772	(11.2)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except per share amounts
Unaudited

	Quarter Ended		Six Months Ended
	April 30, 2023	May 1, 2022	April 30, 2023	May 1, 2022
Net Sales	$2,977,639	$3,096,559	$5,948,632	$6,140,917
Cost of Products Sold	2,486,220	2,543,088	4,961,263	5,048,697
Gross Profit	491,419	553,471	987,369	1,092,220
Selling, General, and Administrative	212,492	224,659	434,548	450,631
Equity in Earnings of Affiliates	16,870	5,916	32,429	12,814
Operating Income	295,798	334,728	585,250	654,402
Interest and Investment Income	1,365	1,799	11,461	5,668
Interest Expense	18,323	14,658	36,670	29,298
Earnings Before Income Taxes	278,839	321,868	560,041	630,772
Provision for Income Taxes	61,624	60,189	125,175	129,383
Effective Tax Rate	22.1%	18.7%	22.4%	20.5%
Net Earnings	217,215	261,679	434,866	501,389
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(24)	62	(92)	201
Net Earnings Attributable to Hormel Foods Corporation	$217,239	$261,617	$434,958	$501,188

Net Earnings Per Share:
Basic	$0.40	$0.48	$0.80	$0.92
Diluted	$0.40	$0.48	$0.79	$0.91

Weighted-average Shares Outstanding:
Basic	546,424	544,702	546,404	543,691
Diluted	549,013	550,036	549,522	548,982

Dividends Declared Per Share	$0.2750	$0.2600	$0.5500	$0.5200

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
In thousands
Unaudited

	April 30, 2023	October 30, 2022
Assets
Cash and Cash Equivalents	$580,496	$982,107
Short-term Marketable Securities	17,531	16,149
Accounts Receivable	761,898	867,593
Inventories	1,745,793	1,716,059
Taxes Receivable	7,230	7,177
Prepaid Expenses and Other Current Assets	49,649	48,041
Total Current Assets	3,162,596	3,637,125

Goodwill	4,929,881	4,925,829
Other Intangibles	1,794,668	1,803,027
Pension Assets	239,151	245,566
Investments in Affiliates	742,290	271,058
Other Assets	328,010	283,169
Net Property, Plant, and Equipment	2,119,149	2,141,146
Total Assets	$13,315,745	$13,306,919

Liabilities and Shareholders' Investment
Accounts Payable and Accrued Expenses	$750,295	$875,405
Accrued Marketing Expenses	97,665	113,105
Employee Related Expenses	228,675	279,072
Interest and Dividends Payable	172,198	163,963
Taxes Payable	47,434	32,925
Current Maturities of Long-term Debt	8,956	8,796
Total Current Liabilities	1,305,223	1,473,266

Long-term Debt Less Current Maturities	3,294,438	3,290,549
Pension and Post-retirement Benefits	392,914	385,832
Deferred Income Taxes	466,135	475,212
Other Long-term Liabilities	165,421	141,840
Accumulated Other Comprehensive Loss	(244,887)	(255,561)
Other Shareholders' Investment	7,936,502	7,795,780
Total Liabilities and Shareholders' Investment	$13,315,745	$13,306,919

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands
Unaudited

	Quarter Ended		Six Months Ended
	April 30, 2023	May 1, 2022	April 30, 2023	May 1, 2022
Operating Activities
Net Earnings	$217,215	$261,679	$434,866	$501,389
Depreciation and Amortization	70,785	62,156	141,678	126,436
Decrease (Increase) in Working Capital	(85,487)	(154,867)	(153,051)	(100,483)
Other	5,613	24,385	(11,739)	49,769
Net Cash Provided by (Used in) Operating Activities	208,126	193,355	411,754	577,111

Investing Activities
Net (Purchase) Sale of Securities	786	(2,756)	(47)	(4,367)
Net Purchases of Property and Equipment	(53,510)	(78,420)	(85,546)	(127,779)
Proceeds from (Purchases of) Affiliates and Other Investments	(8,792)	4,975	(427,407)	6,265
Other	1,917	70	1,933	70
Net Cash Provided by (Used in) Investing Activities	(59,599)	(76,131)	(511,068)	(125,811)

Financing Activities
Repayments of Long-term Debt and Finance Leases	(2,187)	(2,861)	(4,376)	(5,024)
Dividends Paid on Common Stock	(150,599)	(141,155)	(292,616)	(274,063)
Share Repurchase	(12,303)	—	(12,303)	—
Other	(80)	64,034	2,555	75,086
Net Cash Provided by (Used in) Financing Activities	(165,169)	(79,982)	(306,739)	(204,001)
Effect of Exchange Rate Changes on Cash	(2,651)	44	4,442	890
Increase (Decrease) in Cash and Cash Equivalents	(19,294)	37,285	(401,611)	248,189
Cash and Cash Equivalents at Beginning of Year	599,789	824,434	982,107	613,530
Cash and Cash Equivalents at End of Quarter	$580,496	$861,719	$580,496	$861,719